SIRIUS SATELLITE RADIO REPORTS STRONG
FIRST QUARTER 2006 RESULTS

•	Company Increases Year-End Subscriber Guidance to Over 6.2 Million

•	Revenue Nearly Triples to Over $126 Million

•	Satellite Radio Leader with 57% of Net Subscriber Additions

NEW YORK – May 2, 2006 - SIRIUS Satellite Radio (NASDAQ: SIRI) today announced strong first quarter 2006 results including record market share of satellite radio net subscriber additions.

SIRIUS ended the first quarter with 4,077,747 subscribers, reflecting net subscriber additions of 761,187, a 149% increase in net additions from the year-ago quarter. For the second consecutive quarter, SIRIUS led the satellite radio industry in net subscriber additions.

First quarter 2006 revenue grew to $126.7 million, up 193% from $43.2 million in the year-ago quarter. Advertising revenue increased to a record $7.3 million, representing 53% of total satellite radio industry advertising revenue in the first quarter. Average monthly churn was 1.8%, in line with guidance. Subscriber acquisition costs (SAC) per gross addition were $113 for the first quarter, a 41% improvement over the year-ago quarter.

“SIRIUS led the industry in the first quarter with the majority of satellite radio net additions, while achieving 64% share at retail and strong growth in our OEM channel. Based upon our growth we are pleased to be raising our subscriber guidance for 2006 to over 6.2 million and we continue to believe we could be free cash flow positive as early as the fourth quarter of 2006 and for the full year 2007,” said Mel Karmazin, CEO of SIRIUS. “We are also very excited about the launch of our first live wearable radio this summer and our plans to stream The Howard Stern Show via the Internet to SIRIUS subscribers by Father’s Day.”

During the first quarter, SIRIUS added 534,958 net subscribers from the company’s retail channel, a 169% increase from 198,558 net retail subscriber additions in the year-ago quarter. The company also added 225,343 net subscribers from its automotive OEM channel, 109% more than the 107,855 net automotive OEM subscriber additions in the year-ago quarter.

SIRIUS reported a net loss of ($458.5) million, or ($0.33) per share, for the first quarter of 2006, including a ($0.20) per share impact from equity charges, compared to a net loss of ($193.6) million, or ($0.15) per share, in the year-ago quarter, including a ($0.03) per share impact from equity charges. The adjusted net loss per share, or net loss per share excluding equity charges, was ($0.13) in the first quarter 2006 as compared to an adjusted net loss per share of ($0.12) in the first quarter of 2005. (Refer to the reconciliation table of GAAP net loss per share to the adjusted net loss per share).

“This was a great quarter on every front for SIRIUS,” added Mel Karmazin. “Non-cash equity charges were the primary reasons for our widening loss over last year and do not impact our free cash flow guidance or our very bright short and long term prospects.”

Other Developments

During 2006, SIRIUS reached new exclusive agreements with Kia, Volkswagen, Audi, and Rolls-Royce. SIRIUS will be a standard feature in all 2009 model year Kia vehicles. In the 2007 model year, Volkswagen is expected to include SIRIUS in 80% of its production. SIRIUS is now a standard feature in all Rolls-Royce vehicles sold in the United States.

SIRIUS enhanced its strong programming line-up during the first quarter with new additions including the Howard Stern channels, Playboy Radio, Cosmo Radio, Blue Collar Comedy Radio, FOX News Channels, and a new morning call-in show from Court TV. SIRIUS is the original and only home of 100% commercial free music.

Guidance

SIRIUS provided the following guidance for full year 2006 and beyond:

Full Year 2006:

•	Over 6.2 million subscribers at year-end

•	Average monthly churn of approximately 1.8%

•	SAC per gross addition approaching $110

•	Total revenue to exceed $600 million

•	Adjusted loss from operations of approximately ($565) million, reflecting the impact on total SAC of more robust subscriber growth than previously expected

•	SIRIUS’ first quarter of positive free cash flow, after capital expenditures, could be reached as early as the fourth quarter of 2006

Longer Term:

•	Total revenue for 2007 of approximately $1 billion

•	SAC per gross addition for 2007 to decline further from the 2006 level

•	Positive free cash flow, after capital expenditures, for full-year 2007

•	Total revenue for 2010 of approximately $3 billion

•	Free cash flow for 2010, after capital expenditures, of approximately $1 billion

Conference Call Information:

SIRIUS will hold a conference call today at 8 am ET to discuss operating and financial results. The public, members of the investment community and the press will have live access to the conference call via the company’s website, www.sirius.com, and on the SIRIUS service by tuning to SIRIUS Channel 125. A replay of the call will also be available on the SIRIUS website.

FIRST QUARTER 2006 VERSUS FIRST QUARTER 2005

For the first quarter of 2006, SIRIUS recognized total revenue of $126.7 million compared with $43.2 million for the first quarter of 2005.  This 193%, or $83.5 million, increase in revenue was primarily driven by a $73.3 million increase in subscriber revenue resulting from the net increase in subscribers of 2,629,052, or 181%, from March 31, 2005 to March 31, 2006, and a $6.8 million increase in advertising revenue.

The company’s adjusted loss from operations increased by ($9.6) million to ($136.7) million for the first quarter of 2006 from ($127.1) million for the first quarter of 2005 (refer to the reconciliation table of GAAP loss from operations to adjusted loss from operations). This increase was driven by a 63%, or $42.1 million, increase in subscriber acquisition costs reflecting higher shipments of SIRIUS radios and chip sets and increased commissions to support a 171% increase in gross subscriber additions from 354,708 for the first quarter of 2005 to 960,610 for the first quarter of 2006. This increase was offset by reductions in hardware subsidy rates as the company continued to reduce manufacturing and chip set costs. The increase in subscriber acquisition costs was more than offset by a 175%, or $73.3 million, increase in subscriber revenue as a result of a 181% increase in the company’s subscriber base.

Programming and content expenses increased by $32.1 million to $56.4 million for the first quarter of 2006 from $24.3 million for the first quarter of 2005. The increase was primarily attributable to license fees and consulting costs associated with new programming, and broadcast royalties.

Customer service and billing expenses increased by $6.3 million to $15.8 million for the first quarter of 2006, from $9.5 million for the first quarter of 2005. The increase was primarily attributable to call center operating costs necessary to accommodate the increase in the company’s subscriber base. Customer service and billing expenses per average subscriber per month declined 42% to $1.40 for the first quarter of 2006 from $2.40 for the first quarter of 2005.

Sales and marketing expenses increased by $4.2 million to $39.3 million for the first quarter of 2006 from $35.1 million for the first quarter of 2005. The increase was primarily attributable to higher distribution and compensation related costs, offset by decreases in advertising costs.

During the first quarter of 2006, the company also had increases in general and administrative expenses and engineering, design and development expenses. General and administrative expenses increased $4.3 million to $19.1 million for the first quarter of 2006 from $14.8 million for the first quarter of 2005 primarily as a result of overhead expansion to support the growth of the business. Engineering, design and development expenses increased $1.0 million to $12.7 million for the first quarter of 2006 from $11.7 million for the first quarter of 2005 primarily as a result of costs associated OEM tooling and manufacturing upgrades for SIRIUS factory installations.

For the first quarter of 2006, the company recorded ($4.4) million for its share of SIRIUS Canada, Inc.’s net loss.

SIRIUS reported a net loss of ($458.5) million, or ($0.33) per share, for the first quarter of 2006, including a ($0.20) per share impact from equity charges, compared to a net loss of ($193.6) million, or ($0.15) per share, in the year-ago quarter, including a ($0.03) per share impact from equity charges. The adjusted net loss per share, or net loss per share excluding equity charges, was ($0.13) in the first quarter 2006 as compared to an adjusted net loss per share of ($0.12) in the first quarter of 2005. (Refer to the reconciliation table of GAAP net loss per share to the adjusted net loss per share).

(Selected financial information follows).

This press release, including the selected financial information to follow, includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: average monthly churn; subscriber acquisition costs, or SAC, per gross subscriber addition; customer service and billing expenses per average subscriber; average monthly revenue per subscriber, or ARPU; adjusted loss from operations; adjusted net loss; adjusted net loss per share; and free cash flow. SIRIUS believes these non-GAAP financial measures provide meaningful supplemental information regarding operating performance and liquidity and are used for internal management purposes, when publicly providing the business outlook, and as a means to evaluate period-to-period comparisons. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.

SIRIUS defines average monthly churn as the number of deactivated subscribers divided by average quarterly subscribers.

SIRIUS defines SAC per gross subscriber addition as SAC and margins from the direct sale of SIRIUS radios and accessories divided by the number of gross subscriber additions for the period.

SIRIUS defines customer service and billing expenses per average subscriber as total customer service and billing expenses divided by the daily weighted average number of subscribers for the period.

SIRIUS defines ARPU as the total earned subscriber revenue and net advertising revenue divided by the daily weighted average number of subscribers for the period.

SIRIUS defines adjusted loss from operations as GAAP loss from operations before charges for depreciation and equity, reported as equity granted to third parties and employees. SIRIUS defines adjusted net loss as GAAP net loss before charges for equity granted to third parties and employees. SIRIUS defines adjusted net loss per share as adjusted net loss divided by the actual weighted average common shares outstanding (basic and diluted).

SIRIUS defines free cash flow as cash flow from operating activities, capital expenditures and restricted investments activity.

Sirius Satellite Radio Inc.
Subscriber Data and Metrics
(Unaudited)

	For the Three Months Ended March 31,

	2006	2005

Subscribers:
Beginning subscribers	3,316,560	1,143,258
Net additions	761,187	305,437

Ending subscribers	4,077,747	1,448,695
Retail	3,000,321	1,109,813
OEM	1,049,036	311,324
Hertz	28,390	27,558

	For the Three Months Ended March 31,

	2006	2005

Metrics:
Gross subscriber additions	960,610	354,708
Deactivated subscribers	199,423	49,271
Average monthly churn	1.8%	1.3%
SAC per gross subscriber addition	$113	$190
Customer service and billing expenses per average subscriber	$1.40	$2.40

Monthly ARPU:
Average monthly subscriber revenue per subscriber before effects of Hertz subscribers and mail-in rebates	$10.70	$10.64
Effects of Hertz subscribers	0.03	0.01
Effects of mail-in rebates	(0.58)	(0.06)

Average monthly subscriber revenue per subscriber	10.15	10.59
Average monthly net advertising revenue per subscriber	0.65	0.13

ARPU	$10.80	$10.72

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,

	2006	2005

Revenue:
Subscriber revenue, including effects of mail-in rebates	$115,181	$41,904
Advertising revenue, net of agency fees	7,338	534
Equipment revenue	3,692	767
Other revenue	453	11

Total revenue	126,664	43,216

Operating expenses:
Cost of services (excludes depreciation shown separately below):
Satellite and transmission	7,301	6,813
Programming and content	56,444	24,278
Customer service and billing	15,841	9,492
Cost of equipment	3,465	976
Sales and marketing	39,296	35,122
Subscriber acquisition costs	109,144	67,093
General and administrative	19,144	14,832
Engineering, design and development	12,679	11,662
Depreciation	24,933	24,501
Equity granted to third parties and employees (1)	284,586	38,706

Total operating expenses	572,833	233,475

Loss from operations	(446,169)	(190,259)
Other income (expense):
Interest and investment income	9,937	4,487
Interest expense	(17,124)	(7,325)
Income (expense) from affiliate	(4,445)	—
Other income	10	45

Total other income (expense)	(11,622)	(2,793)

Loss before income taxes	(457,791)	(193,052)
Income tax expense	(753)	(560)

Net loss	$(458,544)	$(193,612)

Net loss per share (basic and diluted)	$(0.33)	$(0.15)

Weighted average common shares outstanding (basic and diluted)	1,386,982	1,314,312

(1) Allocation of equity granted to third parties and employees to other operating expenses:
Satellite and transmission	$902	$559
Programming and content	249,800	4,888
Customer service and billing	244	139
Sales and marketing	2,202	13,430
Subscriber acquisition costs	9,899	6,228
General and administrative	14,506	7,277
Engineering, design and development	7,033	6,185

Total equity granted to third parties and employees	$284,586	$38,706

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,

	2006	2005

Adjusted loss from operations:
GAAP loss from operations, as reported	$(446,169)	$(190,259)
Depreciation	24,933	24,501
Equity granted to third parties and employees	284,586	38,706

Adjusted loss from operations	$(136,650)	$(127,052)

Adjusted net loss:
GAAP net loss, as reported	$(458,544)	$(193,612)
Equity granted to third parties and employees	284,586	38,706

Adjusted net loss	$(173,958)	$(154,906)

GAAP net loss per share (basic and diluted), as reported	$(0.33)	$(0.15)
Equity granted to third parties and employees, per share	0.20	0.03

Adjusted net loss per share (basic and diluted)	$(0.13)	$(0.12)

Weighted average common shares outstanding (basic and diluted), as reported	1,386,982	1,314,312

	As of

	March 31, 2006	December 31, 2005

Balance sheet data:
Cash, cash equivalents and marketable securities	$715,231	$879,257
Restricted investments	108,315	107,615
Working capital	266,656	404,481
Total assets	1,908,104	2,085,362
Long-term debt	1,083,929	1,084,437
Total liabilities	1,773,401	1,760,394
Accumulated deficit	(3,187,397)	(2,728,853)
Stockholders’ equity	134,703	324,968

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands)
(Unaudited)

	For the Three Months Ended March 31,

	2006	2005

Cash flows from operating activities:
Net loss	$(458,544)	$(193,612)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	24,933	24,501
Non-cash interest expense	761	762
Provision for doubtful accounts	1,777	1,400
Non-cash income (expense) from affiliate	2,276	—
Loss on disposal of assets	221	127
Equity granted to third parties and employees	284,586	38,706
Deferred income taxes	753	560
Changes in operating assets and liabilities:
Marketable securities	—	16
Accounts receivable	9,952	(340)
Inventory	(1,198)	16
Prepaid expenses and other current assets	(21,758)	(3,181)
Other long-term assets	579	(1,157)
Accounts payable and accrued expenses	(45,220)	(5,601)
Accrued interest	(10,460)	2,736
Deferred revenue	44,458	19,423
Other long-term liabilities	7,543	(1,524)

Net cash used in operating activities	(159,341)	(117,168)

Cash flows from investing activities:
Additions to property and equipment	(5,496)	(6,888)
Sales of property and equipment	52	12
Purchases of restricted investments	(700)	(6,291)
Purchases of available-for-sale securities	(71,600)	—
Sales of available-for-sale securities	104,450	—
Maturities of available-for-sale securities	—	4,835

Net cash provided by/(used in) investing activities	26,706	(8,332)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,459	993
Other	—	(8)

Net cash provided by financing activities	1,459	985

Net decrease in cash and cash equivalents	(131,176)	(124,515)
Cash and cash equivalents at the beginning of period	762,007	753,891

Cash and cash equivalents at the end of period	$630,831	$629,376

###

About SIRIUS

SIRIUS delivers more than 125 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 67 music channels available nationwide. SIRIUS also delivers 61 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL, NBA and NHL and broadcasts live play-by-play games of the NFL, NBA and NHL. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS products for the car, truck, home, RV and boat are available in more than 25,000 retail locations, including Best Buy, Circuit City, Crutchfield, Costco, Target, Wal-Mart, Sam's Club, RadioShack and at shop.sirius.com.

SIRIUS radios are offered in vehicles from Audi, BMW, Chrysler, Dodge, Ford, Infiniti, Jaguar, Jeep®, Land Rover, Lexus, Lincoln-Mercury, Mazda, Mercedes-Benz, MINI, Nissan, Rolls-Royce, Scion, Toyota, Porsche, Volkswagen and Volvo. Kia will provide SIRIUS as a standard feature in its 2009 vehicles, beginning in 2008. Hertz also offers SIRIUS in its rental cars at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on our operational results are: our dependence upon third parties, including manufacturers of SIRIUS radios, retailers, automakers and programming partners, our competitive position and any events which affect the useful life of our satellites.

E-SIRI

Media Contact:

Jim Collins
SIRIUS
212-901-6422
jcollins@siriusradio.com

Analyst Contacts:

Paul Blalock
SIRIUS
212-584-5174
pblalock@siriusradio.com

Michelle McKinnon
SIRIUS
212-584-5285
mmckinnon@siriusradio.com